Exhibit 99.1

4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

Assure Holdings Secures Agreement with Premier, a Leading Group Purchasing Organization

Agreement will expand Assure’s footprint by offering intraoperative neuromonitoring to Premier members

DENVER, September 8, 2021 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (TSXV: IOM; OTCQB: ARHH; OTCQB: ARHHD*), a provider of intraoperative neuromonitoring services (“IONM”), is pleased to announce that it has received a systemwide contract with Premier Inc. (“Premier”), a market-leading group purchasing organization (“GPO”). Effective November 1, 2021, the contract will enable Premier members, at their discretion, to take advantage of pricing and terms pre-negotiated by Premier for Assure’s Joint Commission accredited IONM services. Premier is a leading healthcare improvement company, uniting an alliance of approximately 4,400 U.S. hospitals and 225,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, consulting and other services, Premier enables better care and outcomes at a lower cost.

“We are honored to be among the very small number of IONM companies that Premier awarded preferred provider status. Our selection underscores Premier’s recognition that Assure has established a reputation for delivering high quality service and the capacity to scale and support coverage for one of the largest GPO’s in the U.S. This agreement is consistent with our strategy to build a platform that enables hospitals and medical facilities to outsource IONM services for thousands of procedures annually,” said John A. Farlinger, Assure’s executive chairman and CEO. “We look forward to supporting those Premier member hospitals and providers that utilize IONM with exceptional clinical care and industry-leading client service. The Premier team has a long history of collaborating with member health systems to deliver the best possible healthcare at the most affordable price. Assure is well aligned with Premier’s mission to deliver meaningful results around cost and quality.”

Farlinger continued, “Among the many benefits of this Agreement are Premier facilitated introductions directly to hospital decision makers. In addition, by securing this contract, Assure is eligible to provide IONM services to a number of Premier affiliated hospitals that we were otherwise unable to engage.”

Farlinger concluded, “Assure’s industry-leading IONM services help make complex surgeries smarter, more consistent, more predictable and more reliable to help eradicate preventable healthcare injury and improve patient outcomes.”

* On September 8, 2021, Assure’s common stock began trading on the TSX Venture Exchange on a Reverse Split adjusted basis for the purpose of qualifying to uplist on the NASDAQ Capital Market. Assure’s TSXV trading symbol, IOM, remains unchanged; however, the Company’s OTCQB trading symbol will be designated with a “D” for the Reverse Split (ARHHD) for 20 trading days.

4600 S. Ulster Street

Suite 1225

Denver, CO 80237

(720)287-3093

About Assure Holdings

Assure Holdings Corp. is a Colorado-based company that works with neurosurgeons and orthopedic spine surgeons to provide a turnkey suite of services that support intraoperative neuromonitoring activities during invasive surgeries. Assure employs its own staff of technologists and uses its own state-of-the-art monitoring equipment, handles 100% of intraoperative neuromonitoring scheduling and setup, and bills for all technical services provided. Assure Neuromonitoring is recognized as providing the highest level of patient care in the industry and has earned The Joint Commission’s Gold Seal of Approval®. For more information, visit the Company’s website at www.assureneuromonitoring.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including, but not limited to: the Company’s strategy and growth plans; the Company’s reputation in the IONM industry; and the Company’s ability to take advantage of expansion opportunities in the United States. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and economic activity in general; that the Company’s actions taken during the COVID-19 health crisis will be effective; the Company may not successfully build a platform that enables hospitals and medical facilities to outsource IONM services for thousands of procedures annually; the Company’s ability to take advantage of expansion opportunities in the United States; the demand for the Company’s for neuromonitoring services may not continue to increase; the Company may not maintain its strong reputation in the IONM industry; and the risks and uncertainties discussed in our most recent annual and quarterly reports filed with the Canadian securities regulators and available on the Company’s profile on SEDAR at www.sedar.com, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
1-720-287-3093
Scott.Kozak@assureiom.com